World Headquarters
14901 S. Orange Blossom Trail
Orlando, FL 32837

Mailing Address:
Post Office Box 2353
Orlando, FL 32802-2353

Contact: Teresa Burchfield     407-826-4560

Tupperware Brands Reports First-Quarter Sales Up 19%
GAAP Diluted E.P.S. up 59%
Raises Full Year Outlook

Tupperware Segments’ Sales Grow 21% and Beauty Segments’ Sales Grow 15%; First Quarter Active Representatives Increase 11%; First Quarter GAAP Earnings of $0.51 per Diluted Share, Up 59%

Tupperware Brands Corporation (NYSE:TUP) today reported that first-quarter 2008 sales grew 19% year over year (10% in local currency) to $543 million with solid growth in all 5 segments ranging from 8% to 13% in local currency.

Chairman and CEO, Rick Goings commented, "Starting 2008 with strong first quarter sales and earnings reaffirms that our strategic initiatives are making a positive impact in the markets and supporting long term growth initiatives.  This came through in the first quarter with our high-teen year-over-year sales increase and our 59% increase in GAAP diluted earnings per share."

"Looking at full year 2008, we will be capitalizing on our double digit sales force size and active representative advantages to further grow our businesses. We’re pleased to be able to raise our 2008 sales outlook range to a 13 to 15% increase from 8 to 10% in January (6 to 8% in local currency from 5 to 7%).  This includes low double-digit growth from the close to 50% of our businesses that operate in emerging markets and, on average, a low single digit growth rate from the remainder of our businesses that operate in established markets.”

“We are also raising our GAAP earnings per diluted share guidance to $2.44 to 2.54 versus our previous guidance of $2.37 to $2.47. This reflects a 17 cent increase versus our previous guidance from higher profit from our segments and stronger foreign currencies, offset by removing the previously foreseen 10 cent gain from selling our former Belgian manufacturing facility. We’re raising our adjusted full-year diluted earnings per share range today by 17 cents to $2.67 to $2.77 versus our previous guidance of $2.50 to $2.60.”

In the first quarter of 2008, excluding certain adjustment items, earnings per share rose to 56 cents from 36 cents in 2007, or 56%. Stronger foreign currencies had a 6 cent positive impact on the comparison, in line with the previous guidance of a 5 to 7 cent benefit. Profit from the segments rose 25% (15% in local currency, excluding $4.3 million related to stronger foreign currencies) and interest expense was lower by $3.1 million, reflecting lower borrowings and rates. The tax rate in the quarter was 6 percentage points lower than the prior year (see detail in Non-GAAP Financial Measures Reconciliation Schedule).

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As of the end of the first quarter of 2008, net debt was $644 million, a reduction of $13 million from the end of the first quarter of 2007 and an increase of $51 million from the end of 2007. The first quarter 2008 cash outflow from operating activities and investing activities was $53 million. As expected, there was a $19 million payment in Mexico in the quarter for value added taxes. There was also an outflow of $32 million to settle expiring hedge contracts, which was higher than projected in January, primarily due to the strengthening of the euro and the yen. The Company’s full year 2008 expectation for cash flow from operating activities, net of investing activities is $100 to $110 million, which has not changed versus January 2008 guidance.

Tupperware Brands will conduct a conference call tomorrow, Wednesday, April 23, at 9:30 am Eastern time. The conference call will be webcast and archived, along with a copy of this news release on www.tupperwarebrands.com.

First Quarter Segment Highlights*

Tupperware Segments

In Europe, first quarter sales rose by 23% (10% in local currency) over the prior year. The positive sales force trends continued in the emerging markets leading to 38% (28% in local currency) growth coming most notably in Russia, Turkey and Tupperware South Africa. Established markets grew 18% (3% in local currency) with Germany achieving a 3% local currency sales increase. The total sales force size advantage for the whole segment at the end of the quarter was 16%; however Germany continued to struggle with a sales force size deficit. The average active sales force for the segment was up 1%. Segment profit increased 32% (18% in local currency) reflecting a 1.2 percentage point increase in return on sales mainly from leverage from higher sales in some of the emerging markets.

Asia Pacific achieved a 24% (13% in local currency) sales increase with emerging markets up 28% (22% in local currency) and established markets up 21% (5% in local currency) led by a double-digit local currency increase in Australia/New Zealand. The number of active sellers was up 16% led by Indonesia, India and Australia. Operating profit increased 66% (50% in local currency) and reflected an improvement in return on sales of over 3 percentage points, also primarily reflecting leverage from the higher sales in the emerging markets.

In Tupperware North America, 11% (8% in local currency) higher sales, reflected increases in all three markets, the United States, Canada and Mexico. Active sellers in the segment were up 13%. There was a 2 pp improvement in return on sales that brought the segment’s profit up over 100%, mainly reflecting an improved cost structure in the United States.

Beauty Segments

In the Beauty North America segment, the 10% (8% in local currency) sales increase reflected a double-digit increase by Fuller Mexico and a mid-single-digit increase by BeautiControl North America. Both units had double-digit total and active sales force size advantages in the first quarter. Segment profit was up slightly from last year (in line with last year in local currency), reflecting a lower return on sales, principally at BeautiControl that was offset by lower purchase accounting amortization.

The Beauty Other segment achieved a 25% (11% in local currency) sales increase, reflecting higher sales forces and sales throughout Central and South America, most notably in Venezuela, Brazil, and Argentina. The Nutrimetics units were down in local currency as a group. The total sales force in the segment was up 8% and the active sales force was up 11% in the quarter. The segment’s loss increased, reflecting higher investment in Fuller Brazil and Argentina and the cost of converting earnings to U.S. dollars in Venezuela.

* Amounts discussed in Segment Highlights are on a GAAP basis including purchase accounting amortization. See Non-GAAP Financial Measures Reconciliation Schedule for information excluding this item.
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2008 Outlook

Full year 2008 sales guidance is raised to an increase of 13 to 15% versus 2007 from 8 to 10% as indicated in January (6 to 8% increase in local currency versus the previous guidance of 5 to 7%) and GAAP diluted earnings per share is expected to be $2.44 to $2.54, including a 23 to 25 cent benefit versus 2007 from stronger foreign currencies. Excluding certain adjustments full-year diluted earnings per share guidance is raised 17 cents versus the January 2008 guidance to $2.67 to $2.77, up 8% to 12% in local currency versus 6 to 10% previously (see detail in the Non-GAAP Financial Measures Outlook Reconciliation schedule).

Including the benefit of stronger foreign currencies, sales in the Tupperware segments are expected to increase 13 to 15% and in the Beauty segments to increase 10 to 12%. Both are expected to increase 6 to 8% in local currency. The GAAP segment profit return on sales in the Tupperware segments is expected to be even with to slightly higher than 2007. A small decrease in the GAAP return on sales is expected in the Beauty North America segment and a small profit is expected in the Beauty Other segment.

Second Quarter 2008 Outlook

Second quarter sales are projected to increase 14 to 16% (6 to 8% in local currency) and GAAP diluted earnings per share is expected to be 55 to 60 cents versus 56 cents last year. Excluding certain adjustment items diluted earnings per share is expected to be 62 to 67 cents versus 58 cents last year. This includes a 7 to 9 cent benefit versus 2007 from stronger foreign currencies partially offset by an income tax rate about 4 percentage points higher than 2007, accounting for a 3 cent negative impact on the comparison.

Rick Goings, Chairman and CEO of Tupperware Brands commented, "We expect our portfolio of direct selling companies to continue to act as a natural hedge to help offset negative trends that we might see in isolated markets. Beginning toward the end of the first quarter we’ve seen some challenges in our U.S. businesses with moderately lower sales per party. In the first quarter, both total sales force and active sales force numbers remained strong and were up double digit in both U.S. businesses. We will continue to focus our efforts on activities and incentives that will help minimize the impact of any softness in this market on the overall business. With over 85% of our sales and even more of our profit coming from international markets we don’t anticipate that this will have a significant impact on our overall 2008 results and with the level of performance we are experiencing in our other markets we feel confident in our improved outlook for 2008 sales and profits.”

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling premium innovative products across multiple brands and categories through an independent sales force of 2.2 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, Nuvo and Swissgarde brands.

The Company’s stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook" or "target" are forward-looking statements. These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, the ability to obtain all government approvals on land sales, the success of buyers in attracting tenants for commercial developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's most recent periodic report as filed in accordance with the Securities Exchange Act of 1934. The Company does not intend to regularly update forward-looking information other than through its quarterly earnings releases or in between such releases in the event it expects earnings per share, excluding adjustment items, to be significantly below its previous guidance.
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Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers’ understanding of the Company's results of operations. The adjustment items materially impact the comparability of the Company’s results of operations. The adjusted information is intended to be more indicative of Tupperware Brands’ primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance recoveries; re-engineering costs; purchase accounting intangible asset amortization; purchase accounting intangible asset and goodwill impairment costs; and costs associated with terminating the Company’s previous credit agreement. While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company’s primary business operation. Additionally, gains recognized in any given period are not indicative of gains which may be recognized in any particular future period. For this reason, these gains are excluded as indicated. Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters. Also, the Company periodically records exit costs as defined under Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” and other amounts related to rationalizing manufacturing and other re-engineering activities, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a more useful measure for analysis and predictive purposes.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of independent sales forces, recorded in connection with the Company’s December 2005 acquisition of the direct selling businesses of Sara Lee Corporation. The amortization expense related to these assets will continue for several years; however, based on the Company’s current estimates, this amortization will decline significantly as the years progress. Similarly in connection with its annual evaluation of the carrying value of acquired intangible assets and goodwill, the Company has recognized an impairment charge in 2007. The Company believes that both of these types of non-cash charges will not be representative in any single year of amounts recorded in prior years or expected to be recorded in future years. Therefore, they are excluded from indicated financial information to also provide a more useful measure for analysis and predictive purposes.

Finally, in 2007, the Company entered into a new credit agreement, which triggered the non-cash write off of previously deferred debt costs and costs associated with the settlement of floating-to-fixed interest rate swaps that were hedging the borrowings under the previous agreement. These costs are also not expected to be incurred in most reporting periods and for comparison purposes have also been excluded from the indicated financial information.

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TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended
	March 29,	March 31,
(In millions, except per share data)	2008	2007

Net sales	$543.4	$456.9
Cost of products sold	194.8	161.2
Gross margin	348.6	295.7

Delivery, sales and administrative expense	297.8	257.6
Re-engineering and impairment charges	2.2	2.8
Gains on disposal of assets	-	2.5
Operating income	48.6	37.8

Interest income	1.1	1.1
Interest expense	8.7	11.8
Other expense	1.4	0.9
Income before income taxes	39.6	26.2
Provision for income taxes	7.5	6.6
Net income	$32.1	$19.6

Net income per common share:

Basic earnings per share:	$0.52	$0.33

Diluted earnings per share:	$0.51	$0.32

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Amounts in millions, except per share)

	13 Weeks	13 Weeks
	Ended	Ended	Reported	Restated	Foreign
	March 29,	March 31,	%	%	Exchange
	2008	2007	Inc (Dec)	Inc (Dec)	Impact

Net Sales:
Europe	$220.2	$178.4	23	10	$22.7
Asia Pacific	70.2	56.6	24	13	5.8
TW North America	69.5	62.6	11	8	1.4
Beauty North America	114.7	104.2	10	8	2.3
Beauty Other	68.8	55.1	25	11	6.9

	$543.4	$456.9	19	10	$39.1

Segment profit (loss):
Europe	$38.1	$28.8	32	18	$3.4
Asia Pacific	9.9	6.0	66	50	0.7
TW North America	3.0	1.2	+	+	-
Beauty North America	14.4	13.9	4	0	0.5
Beauty Other	(5.6)	(3.7)	52	39	(0.3)

	59.8	46.2	30	18	$4.3

Unallocated expenses	(10.4)	(9.0)	16
Other income	-	2.5	-
Re-engineering and impairment charges	(2.2)	(2.8)	(22)
Interest expense, net	(7.6)	(10.7)	(29)

Income before taxes	39.6	26.2	51
Provision for income taxes	7.5	6.6	14
Net income	$32.1	$19.6	64

Net income per common share (diluted)	$0.51	$0.32	59

Weighted average number of diluted shares	63.1	61.9

TUPPERWARE BRANDS CORPORATION
RECONCILIATION

(In millions except per share data)

	13 Weeks Ended March 29, 2008				13 Weeks Ended March 31, 2007
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss)
Europe	$38.1	$0.1	a	$38.2	$28.8	0.3	a	$29.1
Asia Pacific	9.9	0.4	a	10.3	6.0	0.5	a	6.5
TW North America	3.0	-		3.0	1.2			1.2
Beauty North America	14.4	0.9	a	15.3	13.9	1.5	a	15.4
Beauty Other	(5.6)	0.9	a	(4.7)	(3.7)	1.0	a	(2.7)
	59.8	2.3		62.1	46.2	3.3		49.5

Unallocated expenses	(10.4)	-		(10.4)	(9.0)			(9.0)
Other income	-	-		-	2.5	(2.5)	b	-
Re-eng and impairment chgs	(2.2)	2.2	c	-	(2.8)	2.8	c	-
Interest expense, net	(7.6)			(7.6)	(10.7)			(10.7)
Income before taxes	39.6	4.5		44.1	26.2	3.6		29.8
Provision for income taxes	7.5	1.2	d	8.7	6.6	1.1 d		7.7
Net income	$32.1	$3.3		$35.5	$19.6	$2.5		$22.1

Net income per common share (diluted)	$0.51	$0.05		$0.56	$0.32	$0.04		$0.36

(a) Amortization of intangibles of acquired beauty units.

(b) Gain related to insurance recovery from 2006 fire at a former manufacturing facility in Tennessee.

(c) Includes $0.3 million related to the relocation of the Company's Belgium and BeautiControl manufacturing facilities, $0.5 million impairment charges for obsolete software in the South Africa beauty business, and $1.4 million related to severance costs incurred to reduce headcount in the Company's Belgium, Italy, Mexico, Malaysia, Netherlands and Philippines operations. In 2007, $1.8 million related to the relocation of the Company's BeautiControl manufacturing facility, $0.5 million for impairment charges related to facilities in Japan and Philippines, and $0.5 million related to severance costs incurred to reduce headcount in the Company's Australia and Mexico operations.

(d) Provision for income taxes represents the net tax impact of adjusted amounts.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
April 22, 2008

($ in millions, except per share amounts)

	Full Year	Full Year
	2007 Actual	2008 Outlook
		Range
		Low	High

Income before income taxes	$141.4	$200.1	$207.5

% change from prior year		41%	47%

Income tax	$24.5	$45.6	$46.7
Effective Rate	17%	23%	23%

Net Income (GAAP)	$116.9	$154.5	$160.8

% change from prior year		32%	38%

Adjustments(1):
Land and insurance gains	$(11.8)	$(0.5)	$(0.5)
Re-engineering costs	9.0	10.0	10.0
Acquired intangible asset amortization/Purchase Accounting	13.6	9.5	9.5
Purchase Accounting intangibles and goodwill impairment	11.3
Costs Associated with implementing new credit agreement	9.6
Income tax (2)	(7.4)	(5.0)	(5.0)
Net Income (Adjusted)	$141.2	$168.5	$174.8

% change from prior year		19%	24%

Exchange rate impact (3)	15.4	-	-
Net Income (Adjusted and 2007 Restated for currency changes)	$156.6	$168.5	$174.8

% change from prior year		8%	12%

Net income (GAAP) per common share (diluted)	$1.87	$2.44	$2.54

Net Income (Adjusted) per common share (diluted)	$2.25	$2.67	$2.77

Average number of diluted shares (millions)	62.6	63.2	63.2

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) 2007 restated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
April 22, 2008

($ in millions, except per share amounts)

	Second Quarter	Second Quarter
	2007 Actual	2008 Outlook
		Range
		Low	High

Income before income taxes	$43.8	$44.8	$49.0

% change from prior year		2%	12%

Income tax	$8.3	$10.3	$11.3
Effective Rate	19%	23%	23%

Net Income (GAAP)	$35.5	$34.5	$37.7

% change from prior year		-3%	6%

Adjustments(1):
Land and insurance gains	$(2.2)	$(0.5)	$(0.5)
Re-engineering costs	0.9	5.1	5.1
Acquired intangible asset amortization/Purchase Accounting	3.4	2.4	2.4
Purchase Accounting intangibles and goodwill impairment	-
Costs Associated with implementing new credit agreement	-
Income tax (2)	(0.9)	(2.0)	(2.0)
Net Income (Adjusted)	$36.7	$39.5	$42.7

% change from prior year		8%	16%

Exchange rate impact (3)	4.9	-	-
Net Income (Adjusted and 2007 Restated for currency changes)	$41.6	$39.5	$42.7

% change from prior year		-5%	3%

Net income (GAAP) per common share (diluted)	$0.56	$0.55	$0.60

Net Income (Adjusted) per common share (diluted)	$0.58	$0.62	$0.67

Average number of diluted shares (millions)	62.9	63.3	63.3

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) 2007 restated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	Mar. 29,	Dec. 29,
(In millions)	2008	2007

Assets

Cash and cash equivalents	$86.5	$102.7
Other current assets	659.4	596.8
Total current assets	745.9	699.5

Property, plant and equipment, net	275.8	266.0

Other assets	947.8	903.2

Total assets	$1,969.5	$1,868.7

Liabilities and Shareholders' Equity

Short-term borrowings and current
portion of long-term debt	$49.4	$3.5
Accounts payable and other current liabilities	447.8	446.8

Total current liabilities	497.2	450.3

Long-term debt	595.0	589.8

Other liabilities	317.8	305.9

Total shareholders' equity	559.5	522.7

Total liabilities and shareholders' equity	$1,969.5	$1,868.7

Total Debt to Capital Ratio 54%
Capital is defined as total debt plus shareholders' equity

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

	13 weeks ended	13 weeks ended
	March 29,	March 31,
(In millions)	2008	2007

OPERATING ACTIVITIES
Net cash (used in) provided by operating activities	$(48.0)	$8.3

INVESTING ACTIVITIES
Capital expenditures	(12.3)	(10.3)
Proceeds from disposal of property, plant & equipment	1.2	0.8
Proceeds from insurance settlements	6.4	-
Net cash used in investing activities	(4.7)	(9.5)

FINANCING ACTIVITIES
Dividend payments to shareholders	(13.5)	(13.3)
Payments to acquire treasury stock	(7.3)	-
Repayment of long-term debt and capital lease obligations	(1.1)	(25.0)
Net change in short-term debt	47.8	0.1
Other, net	7.2	10.6

Net cash provided by (used in) financing activities	33.1	(27.6)

Effect of exchange rate changes on cash and
cash equivalents	3.4	1.2

Net change in cash and cash equivalents	(16.2)	(27.6)

Cash and cash equivalents at beginning of year	102.7	102.2

Cash and cash equivalents at end of period	$86.5	$74.6

TUPPERWARE BRANDS CORPORATION
SUPPLEMENTAL INFORMATION
First Quarter Ended March 29, 2008

Sales Force Statistics (a):
Segment	AVG. ACTIVE	% CHG.		TOTAL	% CHG.

Europe	105,563	1	(b)	451,585	16
Asia Pacific	38,539	16		318,572	31
TW North America	73,192	13		220,939	(3)
Tupperware	217,294	8		991,096	15

Beauty North America	342,564	12		633,355	14
Beauty Other	240,503	11		526,707	8
Beauty	583,067	12		1,160,062	11

Total	800,361	11		2,151,158	13

(a)	As collected by the Company and provided by distributors and sales force.

(b)
Reflects change in measurement methodology in South Africa beauty businesses versus prior year. 2007 Average Active as stated in April 25, 2007 release, 108,685. 2007 re-stated to calculate % change in sales force in the April 22, 2008 release, 104,209.